Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS:

Introduction	2

Pro Forma Combined Condensed Consolidated Balance Sheet as of June 30, 2017 (Unaudited)	3

Pro Forma Combined Condensed Consolidated Statements of Income For the Year Ended December 31, 2016 (Unaudited)	4

Pro Forma Combined Condensed Consolidated Statements of Income For the Six Months Ended June 30, 2017 (Unaudited)	5

Notes to Pro Forma Condensed Combined Consolidated Financial Statements	6-9

INTRODUCTION

On June 22, 2017, Repligen Corporation (“Repligen”) agreed to acquire Spectrum, Inc (“Spectrum”), pursuant to the terms of the Agreement and Plan of Merger and Reorganization (the “Agreement”), by and among Repligen and Spectrum (such acquisition, the “Spectrum Acquisition”).

Spectrum’s business consists of three product groups (i) bioprocessing, (ii) original equipment manufacturing, or OEM, and (iii) operating room disposables. The bioprocessing unit sells membranes, membrane devices and other products used by customers at pharmaceutical, diagnostic and biotechnology companies, universities, government institutions and non-profit organizations. These products are originally used for life science research and high technology applications with some applications growing into good manufacturing practices, or GMP, for diagnostics and pharmaceuticals. The OEM unit supplies separations devices to companies developing proprietary products for cell therapy, cell expansion, implants and molecular/ micro filtration for in vivo and ex-vivo applications. The disposable operating room unit sells orthopedic and arthroscopic drapes, sterile microscope covers, tissue carriers and other disposables to hospital and clinic operating rooms.

The Spectrum Acquisition will be accounted for as a purchase of a business under ASC 805, Business Combinations. The purchase price of the Spectrum Acquisition will consist of $122.6 million in cash, an estimated working capital adjustment of $1.2 million, and 6,153,995 common shares totaling $247.6 million for a total purchase price of $371.4 million.

The accompanying unaudited pro forma condensed combined financial statements for the year ended December 31, 2016 combine the historical consolidated financial statements of Repligen, and those of TangenX Technology Corporation (“TangenX”), which Repligen acquired on December 14, 2016 (the “TangenX Acquisition”) with the historical financial information of Spectrum after giving effect to (i) the TangenX Acquisition and (ii) the Spectrum Acquisition. The unaudited pro forma condensed combined statements of operations combine Repligen’s operating results for the six months and year ended, June 30, 2017 and December 31, 2016, respectively, with the operating results of TangenX for the period from January 1, 2016 to December 14, 2016 and Spectrum for the six months and year ended, July 1, 2017 and December 31, 2016, respectively. The unaudited pro forma condensed combined balance sheet combines the balances of Repligen as of June 30, 2017 with the balances of Spectrum as of July 1, 2017. The unaudited pro forma condensed combined statements of operations give effect to the TangenX Acquisition and the Spectrum Acquisition as if such acquisitions had occurred on January 1, 2016, and the unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it had occurred on June 30, 2017. The unaudited pro forma condensed combined financial information includes all material pro forma adjustments necessary for this purpose that are directly attributable to the TangenX Acquisition and the Spectrum Acquisition and are factually supportable. The unaudited pro forma condensed combined financial information herein should be read in conjunction with the historical financial statements and the related notes thereto of Repligen Corporation which are presented in the Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 23, 2017 (File No. 000-14656), Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 4, 2017 (File No. 000-14656), Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, filed on August 3, 2017 (File No. 000-14656), the historical unaudited interim financial statements of TangenX for the period ended September 30, 2016, filed on March 1, 2017 (File No. 000-14656) and the financial statements of Spectrum that are presented as exhibits to this Form 8-K/A.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the acquisition had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of the combined company. No effect has been given in these pro forma financial statements for synergistic benefits that may be realized through the combination or costs that may be incurred in integrating operations.

Repligen Corporation

Pro Forma Combined Condensed Consolidated Balance Sheet

June 30, 2017

(Unaudited)

(in thousands, except share and share data)	Repligen	Spectrum	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$142,207	$10,071	$(122,850)	(a), (p), (ad)	$29,428
Marketable securities	2,744	12	—		2,756
Accounts receivable, net	22,115	5,755	(155)	(g)	27,715
Other receivables	534	331	(75)	(g)	790
Inventories	26,085	8,912	3,677	(b)	38,674
Prepaid expenses and other current assets	2,260	557	—		2,817

Total current assets	195,945	25,638	(119,403)		102,180
Property and equipment, net	15,996	16,746	(10,937)	(n), (ac)	21,805
Due from related party	—	3,032	(3,032)	(ad)	—
Intangible assets, net	29,013	—	120,080	(c)	149,093
Goodwill	60,979	1,122	263,635	(d)	325,736
Restricted cash	450	—	—		450
Deferred tax asset	—	1,165	(1,165)	(i), (w), (y), (x), (ab)	—
Other assets	6,380	77	—		6,457

Total assets	$308,763	47,780	249,178		605,721

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$6,951	$1,064	$(67)	(g)	$7,948
Accrued liabilities	9,568	2,792	4,388	(q), (s), (aa)	16,748
Line of credit	—	1,400	(1,400)	(p)	—
Current maturities of long-term debt	—	531	(531)	(p)	—
Current maturities of capital leases	—	5,935	(5,935)	(n)	—
Current portion of accrued interest on capital leases	—	90	(90)	(n)	—

Total current liabilities	16,519	11,812	(3,635)		24,696
Convertible senior notes	97,228	—	—		97,228
Long-term debt, net of current maturities	—	1,373	(1,373)	(p)	—
Capital leases, net of current maturities	—	5,914	(5,914)	(n)	—
Accrued interest on capital leases, net of current portion	—	23	(23)	(n)	—
Deferred tax liabilities	2,457	576	28,937	(e), (aa), (ab)	31,970
Other long-term liabilities	1,616	24	—		1,640

Total liabilities	117,820	19,722	17,992		155,534

Stockholders’ equity:
Preferred stock	—				—
Common stock	341		62	(f)	403
Additional paid-in capital	247,628	10,424	237,089	(f)	495,141
Accumulated other comprehensive loss	(8,671)	—	—		(8,671)
Accumulated (deficit) earnings	(48,355)	17,634	(5,965)	(f), (g), (i), (q), (s), (w), (x), (y)	(36,686)

Total stockholders’ equity	190,943	28,058	231,186		450,187

Total liabilities and stockholders’ equity	$308,763	$47,780	$249,178		$605,721

Repligen Corporation

Pro Forma Combined Condensed Consolidated Statements of Income

For the Year Ended December 31, 2016

(Unaudited)

(in thousands, except share and per share data)	Historical Repligen Year Ended December 31, 2016	Historical TangenX Period From January 1, 2016 to December 14, 2016	Historical Spectrum Year Ended December 31, 2016	TangenX Pro Forma Adjustments	Notes	Spectrum Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$104,541	$5,687	$40,200	$—		$(4,290)	(j)	$146,138
Cost of product revenue	47,117	3,270	18,902	(868)	(l), (o)	(4,561)	(j), (m), (n)	63,860

Gross profit	57,424	2,417	21,298	868		271		82,278
Research and development	7,355	1	1,995	(202)	(o)	—		9,149
Sales, general and administrative	30,853	3,781	11,892	(1,004)	(c), (o), (r)	8,320	(c), (m), (n), (t)	53,842
Contingent consideration	3,242	—	—	—		—		3,242
Change in fair value of put option liability	—	1,143	—	(1,143)	(ae)	—		—
Loss on remeasurement of foreign currencies	—	—	264	—		—		264

Total operating expenses	41,450	4,925	14,151	(2,349)		8,320		66,497

Operating income (loss)	15,974	(2,508)	7,147	3,217		(8,049)		15,781
Other expense, net	(4,282)	—	(654)	(174)	(h)	(122)	(h), (n)	(5,232)

Income (loss) before income taxes	11,692	(2,508)	6,493	3,043		(8,171)		10,549
Income tax expense	11	544	2,131	2,882	(u), (y)	(2,693)	(y), (z)	2,875

Net income (loss)	11,681	(3,052)	4,362	161		(5,478)		7,674

Net income per share:
Basic	$0.35							$0.19

Diluted	$0.34							$0.19

Weighted average common shares outstanding:
Basic	33,572,883					6,153,995	(k)	39,726,878

Diluted	34,098,898					6,153,995	(k)	40,252,893

Repligen Corporation

Pro Forma Combined Condensed Consolidated Statements of Income

For the Six Months Ended June 30, 2017

(Unaudited)

(in thousands, except share and per share data)	Repligen Six Months Ended June 30, 2017	Spectrum Six Months Ended June 30, 2017	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$63,045	$19,712	$(983)	(j)	$81,774
Cost of product revenue	27,926	9,537	(1,342)	(j), (m), (n), (l)	36,121

Gross profit	35,119	10,175	359		45,653
Research and development	3,602	1,226	—		4,828
Sales, general and administrative	20,367	6,766	741	(c), (m), (n), (q), (t),(r)	27,874
Gain on remeasurement of foreign currencies	—	(475)	—		(475)

Total operating expenses	23,969	7,517	741		32,227

Operating income (loss)	11,150	2,658	(382)		13,426
Other expense, net	(3,429)	(540)	(62)	(h), (n)	(4,031)

Income (loss) before income taxes	7,721	2,118	(444)		9,395
Income tax (benefit) provision	(3,785)	680	(480)	(y), (v)	(3,585)

Net income (loss)	11,506	1,438	36		12,980

Net income per share:
Basic	$0.34				$0.32

Diluted	$0.33				$0.32

Weighted average common shares outstanding:
Basic	33,995,323		6,153,995	(k)	40,149,318

Diluted	34,715,797		6,153,995	(k)	40,869,792

Repligen Corporation

Notes to Pro Forma Condensed Combined Consolidated Financial Statements

As of June 30, 2017 and for the Six Months Ended June 30, 2017

and the Year Ended December 31, 2016

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of the Transaction

On June 22, 2017, Repligen Corporation (“Repligen”) agreed to acquire Spectrum, Inc (“Spectrum”), pursuant to the terms of the Agreement and Plan of Merger and Reorganization (the “Agreement”), by and among Repligen and Spectrum (such acquisition, the “Spectrum Acquisition”).

The Spectrum Acquisition will be accounted for as a purchase of a business under ASC 805, “Business Combinations.” The purchase price of the Spectrum Acquisition will consist of $122.6 million in cash, an estimated working capital adjustment of $1.2 million, and 6,153,995 common shares totaling $247.6 million for a total purchase price of $371.4 million.

2. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of Repligen Corporation and those of TangenX Technology Corporation (“TangenX”), which we acquired on December 14, 2016 (the “TangenX Acquisition”) the historical financial information of Spectrum after giving effect to (i) the TangenX acquisition and (ii) the Spectrum Acquisition, in each case using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, “Business Combinations”, and applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statements of operations combine Repligen’s operating results for the six months and year ended, June 30, 2017 and December 31, 2016, respectively, with the operating results of TangenX for the period from January 1, 2016 through December 14, 2016, and with the operating results of Spectrum for the six months and year ended, July 1, 2017 and December 31, 2016, respectively. The unaudited pro forma condensed combined balance sheet combines the balances of Repligen as of June 30, 2017 with the balances of Spectrum as of July 1, 2017. The unaudited pro forma condensed combined statements of operations give effect to the TangenX Acquisition and the Spectrum Acquisition as if such acquisitions had occurred on January 1, 2016, and the unaudited pro forma condensed combined balance sheet gives effect to the Spectrum Acquisition as if it had occurred on June 30, 2017.

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combinations, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combinations. The unaudited pro forma condensed combined financial information herein should be read in conjunction with the historical financial statements and the related notes thereto of Repligen Corporation which are presented in the Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 23, 2017 (File No. 000-14656), Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 4, 2017 (File No. 000-14656), Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, filed on August 3, 2017 (File No. 000-14656), the historical unaudited interim financial statements of TangenX for the period ended September 30, 2016, filed on March 1, 2017 (File No. 000-14656) and the financial statements of Spectrum that are presented as exhibits to this Form 8-K. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the acquisition had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of the future operating results or financial position of the combined Company. No effect has been given in these pro forma financial statements for synergistic benefits that may be realized through the combination or costs that may be incurred in integrating operations.

3. Estimated consideration and preliminary purchase price allocation

Repligen accounted for the Spectrum Acquisition as the purchase of a business under U.S. GAAP. Under the acquisition method of accounting, the assets of the Spectrum were recorded as of the acquisition date, at their respective fair values, and consolidated with those of Repligen. The fair value of the net assets acquired was approximately $371.4 million. The estimated consideration and preliminary purchase price information has been prepared using a preliminary valuation. The final purchase price allocation will be completed upon closing of the transaction. The preparation of the valuation required the use of significant assumptions and estimates. Critical estimates included, but were not limited to, future expected cash flows, including projected revenues and expenses, and the applicable discount rates. These estimates were based on assumptions that Repligen believes to be reasonable. However, actual results may differ from these estimates.

The total consideration transferred follows (in thousands):

Cash consideration	$122,578
Equity consideration	$247,575
Add: estimated working capital adjustment	$1,218

Net assets acquired	$371,371

Acquisition related costs are not included as a component of consideration transferred, but are expensed in the periods in which the costs are incurred.

Fair Value of Net Assets Acquired

Repligen has performed a preliminary valuation analysis of the fair market value of Spectrum’s assets to be acquired and liabilities to be assumed. Using the total consideration for the Spectrum Acquisition, Repligen has estimated the allocations to such assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of August 1, 2017 (in thousands):

Cash and cash equivalents	$10,006
Accounts receivable	$5,071
Inventory	$12,785
Other Assets	$642
Fixed assets	$5,517
Deferred income tax asset	$1,073
Customer relationships	$78,400
Developed technology	$38,560
Trademark and tradename	$2,160
Non-competition agreements	$960
Goodwill	$272,815
Deferred income tax liability - related to intangibles	$(45,476)
Accrued liabilities	$(10,687)
Unrecognized tax benefit	$(455)

Fair value of net assets acquired	$371,371

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement and is subject to adjustment as purchase accounting is finalized. The final purchase price allocation will be determined when Repligen has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include, but not be limited to: (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, technology and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

Proforma Adjustment Footnotes

(a)	To record an adjustment to cash of $122.6 million for the estimated cash portion of the transaction price.

(b)	This adjustment represents the estimated step-up of Spectrum’s inventory by $3.7 million from the carrying value. The fair value calculation is preliminary and subject to change. After the acquisition, the step-up in inventory fair value of $3.7 million will increase cost of sales as the inventory is sold. This increase is not reflected in the pro forma condensed combined statements of operations because it does not have a continuing impact.

(c)	Reflects the adjustment of intangible assets acquired by Repligen to their estimated fair values of $120.1 million, with a continuing annual amortization impact of $7.7 million. As part of the preliminary valuation analysis, Repligen identified intangible assets, including developed technology, customer relationships, and trade names. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows. These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts Repligen will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. Additionally, this represents an adjustment to add $758 thousand of intangible asset amortization related to the TangenX Acquisition for the period from January 1, 2016 to December 14, 2016.

(d)	Reflects adjustment to remove Spectrum’s historical goodwill of $1.1 million and record goodwill associated with the Spectrum acquisition.

(e)	To reflect the deferred tax liabilities resulting from the acquisition. The estimated increase in deferred tax liabilities of $45.5 million stems primarily from the fair value adjustments for non-deductible intangible assets based on an estimated tax rate of 35%. This estimate of deferred income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(f)	Represents the elimination of the historical equity of Spectrum, and the increase to common stock and additional paid in capital resulting from the issuance of 6,153,995 shares of common stock at a price of $40.23 for the equity portion of the transaction price. The par value of common stock is $0.01 and results in a $62 thousand increase to common stock. The value in excess of par, or $247.5 million is recognized in additional paid-in capital.

(g)	Represents the elimination of pre-existing accounts receivable, other receivables, and accounts payable between Spectrum and Repligen. The adjustment results in a decrease to accounts receivable of $155 thousand for Spectrum receivables from Repligen, a decrease to other receivables of $75 thousand for Repligen receivables from Spectrum, and a $67 thousand decrease to accounts payable for amounts Repligen owed to Spectrum, with the difference resulting in an increase to accumulated deficit of $163 thousand.

(h)	To adjust investment income to reflect foregone investment earnings on cash used to fund the acquisition. This results in reductions to other income by $174 thousand related to TangenX for the period from January 1, 2016 to December 14, 2016, $748 thousand related to Spectrum for the year ended December 31, 2016 and $374 thousand related to Spectrum for the six months ended June 30, 2017. Foregone returns were calculated by applying the US Treasury Bill rate to the cash portion of the purchase price for each acquisition.

(i)	This adjustment reflects the elimination of Repligen’s deferred tax asset valuation allowance. The acquisition of Spectrum results in the recognition of deferred tax liabilities of approximately $45.5 million related primarily to amortizable intangible assets. Because Spectrum will be included in Repligen’s consolidated tax return following the acquisition, Repligen has determined that the deferred tax liabilities related to the acquisition provide sufficient taxable income to realize the full amount of Repligen’s deferred tax assets of $21.3 million. However, the income tax benefit of $10.2 million related to the reduction in Repligen’s valuation allowance is not reflected in the pro forma statement of operations because it will not have a continuing impact.

(j)	To adjust for intercompany revenue and cost of goods sold related to the sale of Spectrum products to Repligen, totaling $4.3 million for the year ended December 31, 2016 and $983 thousand for the six months ended June 30, 2017.

(k)	Represents the increase to common stock from the issuance of 6,153,995 shares of common stock at a price of $40.23 for the equity portion of the transaction price.

(l)	To adjust cost of goods sold by $59 thousand and $224 thousand for the portion of the TangenX inventory step-up recognized in Repligen’s historical income statement for the post-acquisition period from December 15, 2016 to December 31, 2016 and the six months ended June 30, 2017, respectively, as it will not have a continuing impact.

(m)	To reflect ongoing lease expense due to re-negotiation of leases tied to the transaction closing, assuming the transaction occurred on January 1, 2016. Savings are estimated at $740 thousand and $370 thousand for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, and have been allocated to cost of revenue and SG&A at a 60/40 split.

(n)	To remove capital leases on the historical Spectrum balance sheet as of June 30, 2017, due to changes in the underlying lease terms required as a condition of closing, resulting in operating lease classification going forward. This adjustment results in net balance sheet reductions of $11.1 million, $11.8 million, and $113 thousand to the PP&E, short and long term capital lease liability, and short and long term accrued interest liability, respectively, as of June 30, 2017. The corresponding income statement impact for the year ended December 31, 2016 results in adjustments to reduce depreciation and interest expense by $237 thousand and $626 thousand, respectively, and to increase rent expense by $610 thousand. These adjustments reduced cost of revenue by $167 thousand, SG&A by $205 thousand and other expense by $626 thousand for the year ended December 31, 2016. The corresponding income statement impact for the six months ended June 30, 2017 results in adjustments to reduce depreciation and interest expense by $119 thousand and $312 thousand, respectively, and to increase rent expense by $305 thousand. These adjustments reduced cost of revenue by $84 thousand, SG&A by $102 thousand and other expense by $312 thousand for the six months ended June 30, 2017.

(o)	To adjust for $1.8 million of bonus expense paid upon the closing of the TangenX acquisition as it will not have a continuing impact. This amount was allocated 12% to R&D, 45% to SG&A and 44% to cost of revenue based on functional department allocations.

(p)	Reflects the cash repayment from Spectrum to pay off all debt arrangements prior to the closing of the acquisition, which was a condition of closing.

(q)	To adjust for estimated transaction costs of $7.2 million in connection with the Spectrum acquisition. Transaction costs incurred through June 30, 2017 totaling approximately $3.0 million have been reflected as an adjustment to the income statement for the six months ended June 30, 2017. $4.2M of estimated transaction costs yet to be incurred in the historical financial statements as of June 30, 2017 are reflected in the consolidated balance sheet as an adjustment to accrued liabilities and retained earnings; these items have not been reflected in the income statement as they do not have a continuing impact.

(r)	To adjust for $935k and $402k of transaction costs related to the TangenX acquisition recognized in the historical Repligen income statements for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, as these costs will not have a continuing impact.

(s)	To adjust for bonuses totaling $470 thousand with four key executives tied to integration activities related to the transaction. The adjustment is reflected as an increase to accrued expenses and accumulated deficit. The pro forma statement of operations does not reflect the adjustment as it will not have a continuing impact on operations.

(t)	This pro forma adjustment represents stock based compensation expense increases of $740 thousand and $370 thousand for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, related to service and performance based restricted stock units issued to four key executives as part of the Agreement. The fair value of the awards is based on a stock price of $40.23, and will be recognized over post-combination service periods ranging from two to three years assuming the service and performance conditions are achieved.

(u)	As explained in Note i, the acquisition of Spectrum will result in the reversal of the Company’s valuation allowance. This adjustment is to add back the 2016 partial valuation allowance reversal recorded by Repligen in the amount of $2.0 million since the combined group will not require a valuation allowance on the deferred tax assets.

(v)	To record an adjustment of $172 thousand to reverse the tax expense impact from the change in the deferred tax liability from pre-existing Goodwill. The valuation allowance would not have been reversed if the Spectrum acquisition was not completed.

(w)	Represents the adjustment to deferred tax assets and retained earnings of $5.3 million as a result of implementing the provisions of ASU 2016-09. This adjustment is required due to the reversal of the valuation allowance on Repligen’s deferred tax assets.

(x)	To record the adjustment to deferred tax assets and retained earnings of $766 thousand related to transaction costs incurred by Repligen.

(y)	Adjustment of $(2.8) million and $0.9 million for Spectrum Pro Forma Adjustments and TangenX Pro Forma adjustments, respectively, for the year ended December 31, 2016, represents the tax effect of pro forma adjustments. Adjustment of $(0.3) million for Spectrum for the six months ended June 30, 2017 represents the tax effect of pro forma adjustments.

(z)	To record the $97 thousand combined tax effect of R&D credits generated by the combined group and eliminate deductions for domestic production activities no longer taken due to the application of net operating loss carryforwards for the year ended December 31, 2016 resulting from the acquisition of Spectrum by Repligen.

(aa)	To record the adjustment to accrued liabilities and deferred tax liabilities of $262 thousand related to impact of using Repligen net operating losses against Spectrum tax liability and impact of recalculating Spectrum AMT liabilities.

(ab)	Reflects pro forma adjustments to reclassify long term deferred tax assets to long term deferred tax liabilities as after netting, by tax jurisdiction, the combined group will be in a net deferred tax liability position.

(ac)	To record an increase to property, plant and equipment of $126 thousand to reflect a fair market value of the buildings owned by Spectrum in the Netherlands and Japan.

(ad)	To remove a related party receivable of $3.0 million that was required to be settled in cash prior to the closing of the acquisition.

(ae)	To adjust operating expenses for the change in value of put option related to TangenX shares which was directly related to the TangenX acquisition and non-recurring in nature.